EXHIBIT 99.4

Urstadt Biddle Properties Inc.
Announces Acquisition of a Fifty Percent Interest in Chestnut Ridge Shopping Center in Montvale, New Jersey and Plaza 59 Shopping Center in Spring Valley, New York

Greenwich, Connecticut December 21, 2012... Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced  today that it had completed the purchase of a fifty percent tenant-in-common interest in the Chestnut Ridge Shopping Center in The Town of Montvale, New Jersey and Plaza 59 Shopping Center in Spring Valley, New York for a combined purchase price of  $18.2 million, excluding closing costs. The interests in both properties were purchased free and clear of mortgages.  The $18.2 million acquisition was funded with proceeds from the Company's recently completed stock offerings. The Chestnut Ridge Center, located on Chestnut Ridge Road in affluent Montvale, New Jersey in the County of Bergen contains 90,630 square feet of leasable space. The shopping center is 95% leased and is anchored by a 19,205 square foot Fresh Market Supermarket and the centers other tenants include a health club a Chase Bank and many other successful local tenants.  The Spring Valley Center, located on Route 59 in Spring Valley, New York in the County of Rockland contains 25,500 square feet of leasable space. The shopping center is 94% leased to a small market and other local tenants.

Willing Biddle, President of Urstadt Biddle Properties Inc said, "We are very pleased that we have begun the process of investing the capital we raised in our recently completed Class A Common stock and preferred stock offerings into income producing retail properties.  Our acquisition of the grocery anchored Chestnut Ridge Shopping Center adds another trophy grocery anchored center to our core portfolio.  The shopping center is located on Chestnut Ridge Road in Montvale, New Jersey, a major north/south artery that parallels the Garden State Parkway and is home to several office buildings whose tenants frequent the shopping center on a daily basis.  The trade area consists of near-by high demographic towns such as Woodcliff Lake, Ramsey and Upper Saddle River. The Spring Valley Center is located on the heavily traveled Route 59 in Spring Valley, New York and provides many of the day to day staple products serving the surrounding community's needs.  The Company hopes to continue this acquisition momentum with the purchase of additional shopping centers in the very near future in order to invest the remaining capital raised from the recent stock offerings in October 2012."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 56 properties containing approximately 5.0 million square feet of space.  Listed on the New York Stock Exchange since 1969, it provides investors with a means of participating in ownership of income-producing properties. It has paid 172 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 19 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.